UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2019

Aileron Therapeutics, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 Arsenal Way, Suite 210 Watertown, MA		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 995-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALRN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 19, 2019, William T. McKee and Josef H. von Rickenbach were elected to the Board of Directors (the “Board”) of Aileron Therapeutics, Inc. (the “Company”), effective immediately. Mr. McKee will serve as a Class II director with a term expiring at the 2022 annual meeting of stockholders. Mr. von Rickenbach will serve as a Class III director with a term expiring at the 2020 annual meeting of stockholders. The Board also appointed Mr. McKee to serve as chairman of the Board’s Audit Committee. The Board did not appoint Mr. von Rickenbach to serve on any committee of the Board at this time.

Mr. McKee currently serves as the Chief Executive Officer of MBJC Associates, LLC, a business consulting firm serving the pharmaceutical and biotechnology industry, a position he has held since June 2010. Mr. McKee previously served as chief operating officer and chief financial officer for EKR Therapeutics, Inc. (“EKR”), from July 2010 until June 2012 when EKR was sold to Cornerstone Therapeutics Inc. From December 2008 until March 2010, Mr. McKee served as the executive vice president, chief financial officer and treasurer of Barr Pharmaceuticals, LLC, a subsidiary of Teva Pharmaceutical Industries Limited (“Teva”) and the successor entity to Barr Pharmaceuticals, Inc. (“Barr”), which was acquired by Teva in December 2008. Mr. McKee was also executive vice president and chief financial officer of Barr prior to its acquisition by Teva, after having served in positions of increasing responsibility at Barr from 1995 until its acquisition. Prior to joining Barr, Mr. McKee served as director of international operations and vice president-finance at Absolute Entertainment, Inc. from June 1993 until December 1994. From 1990 until June 1993, Mr. McKee worked at Gramkow & Carnevale, CPA’s, and from 1983 until 1990, he worked at Deloitte & Touche LLP. Mr. McKee serves as a member of the board of directors and chairman of the audit committee of Assertio Therapeutics, Inc., a specialty pharmaceutical company, and Agile Therapeutics, Inc., a biopharmaceutical company. Mr. McKee received a B.B.A. from the University of Notre Dame.

Mr. von Rickenbach is currently the managing director of Stet Vision LLC. He co-founded and served as President and Chief Executive Officer of HelioVision, Inc., a biotechnology company, from April 2017 until its acquisition by Aldeyra Therapeutics, Inc. in February 2019. Previously, Mr. von Rickenbach founded Parexel International Corporation (“Parexel”), in 1982 and served as a director, Chairman of the Board and Chief Executive Officer of Parexel from 1983 until Parexel’s acquisition by Pamplona Capital Management, LLP in September 2017. He also served as President of Parexel from 1983 to April 2001 and from July 2005 to July 2012. Mr. von Rickenbach received an M.B.A. from Harvard Business School and a B.A. in Business Economics from the Lucerne University of Applied Sciences and Arts in Switzerland.

Neither Mr. McKee nor Mr. von Rickenbach has any family relationships with any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between either Mr. McKee or Mr. von Rickenbach and any other person pursuant to which each was elected as a director of the Company.

In accordance with the Company’s director compensation program, Mr. McKee and Mr. von Rickenbach will each receive a pro-rated annual cash fee of $35,000 for service on the Board and Mr. McKee will receive an additional pro-rated cash fee of $22,500 for service as chairman of the Board’s Audit Committee, which fees are payable in arrears in four quarterly installments on the last day of each calendar quarter. In addition, under the Company’s director compensation program, upon their election as a director, Mr. McKee and Mr. von Rickenbach were each granted an option on June 19, 2019 to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.86 per share. These options vest in three equal annual installments from June 19, 2019 and become exercisable in full upon the occurrence of a change of control of the Company.

In connection with their appointment to the Board, Mr. McKee and Mr. von Rickenbach will each also enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.12 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-218474) filed with the Securities and Exchange Commission on June 19, 2017. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. McKee and Mr. von Rickenbach for some expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their service as directors of the Company.

A copy of the Company’s press release announcing Mr. Mckee’s and Mr. von Rickenbach’s election is furnished, but not filed, as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release dated June 24, 2019*

*	The information contained in Exhibit 99.1 attached hereto relating to Item 5.02 shall be deemed to be furnished, and not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aileron Therapeutics, Inc.

Date: June 24, 2019	By:	/s/ Donald V. Dougherty
Donald V. Dougherty
Chief Financial Officer